Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated September 7, 2006	Registration No. 333-132357
Registration No. 333-132357-02

BLAKE O’CONNOR, WACHOVIA CORPORATION 1-704-715-7008 CHARLOTTE

ABS SYNDICATE PHONE 704.715.7008 FAX 704.374.6495 CELL 704.756.0182

[WACHOVIA SECURITIES LOGO]

** DETAILS ** $650MM CARMAX AUTO OWNER TRUST 2006-2

JT/LDS-WS/BAS CO-MGRS-CS/JPM

CLS	SIZE	MDY/S&P	WAL	WINDOW	YIELD	COUPON	$ PRICE
A-1	118.0MM	P-1/A-1+	0.26	1-6	5.36128	5.36128	100.00000
A-2	195.0MM	Aaa/AAA	0.95	6-18	5.352	5.29	99.99693
A-3	206.0MM	Aaa/AAA	2.15	18-35	5.214	5.15	99.98322
A-4	95.2MM	Aaa/AAA	3.38	35-44	5.204	5.14	99.97375
B	21.1MM	A2/A	3.67	44-44	5.376	5.31	99.97748
C	14.7MM	Baa2/BBB	3.67	44-44	5.596	5.53	99.99382

SETTLEMENT 9/14/06

WACHOVIA B&D

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.